Dohan and Company, CPA's
A Professional Association
7700 North Kendall Drive, #204
Miami, Florida  33156-7564
Telephone:  (305) 274-1366
Facsimile:  (305) 274-1368


Stockholders and Board of Directors
Internet Stock Market Resources, Inc.
St. Petersburg, Florida


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 9, 1999, in Amendment No. 1 to the Registration Statement (Form SB-2 No. 33-68051) and related Prospectus of Internet Stock Market Resources, Inc. for the registration of 833,333 units, each unit consisting four shares of its Common Stock and one share of its Preferred Stock.

/s/ Dohan and Company, P.A., CPA's
--------------------------------
Miami, Florida
November 30, 1999